Exhibit 99.1

THE TILE SHOP REPORTS First Quarter 2024 RESULTS

MINNEAPOLIS – May 9, 2024 – Tile Shop Holdings, Inc. (Nasdaq: TTSH) (the “Company”), a specialty retailer of natural stone, man-made and luxury vinyl tiles today announced results for its first quarter ended March 31, 2024.

First Quarter 2024 Summary

Net Sales Decreased 10.1%

Comparable Store Sales Decreased 10.2%

Gross Margin of 65.8%

Net Income of $1.7 Million and Adjusted EBITDA of $7.4 Million

Diluted Earnings per Share of $0.04

Cash Provided by Operating Activities of $18.6 Million

Ending Cash Balance of $24.0 Million and No Long-Term Debt

Management Commentary – Cabell Lolmaugh, CEO

“Continued softness in existing home sales contributed to lower levels of traffic in our stores and had an adverse impact on our comparable store sales during the first quarter of 2024. Despite these challenges, we saw an improvement in our gross margin rate and were able to generate strong operating cash flow. Additionally, we were able to make significant inroads executing our key strategies and controlling costs.”

	Three Months Ended
(unaudited, dollars in thousands, except per	March 31,
share data)	2024	2023
Net sales	$91,728	$102,019
Net sales decline(1)	(10.1)%	(0.4)%
Comparable store sales (decline) growth(2)	(10.2)%	0.1%
Gross margin rate	65.8%	64.2%
Income from operations as a % of net sales	2.5%	4.0%
Net income	$1,689	$2,512
Net income per diluted share	$0.04	$0.06
Adjusted EBITDA	$7,417	$10,313
Adjusted EBITDA as a % of net sales	8.1%	10.1%
Number of stores open at the end of period	142	142

(1)	As compared to the prior year period.
(2)	The comparable store sales operating metric is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales calculation. Comparable store sales includes total charges to customers less any actual returns. The Company includes the change in allowance for anticipated sales returns applicable to comparable stores in the comparable store sales calculation.

FIRST QUARTER 2024

Net Sales

Net sales for the first quarter of 2024 decreased $10.3 million, or 10.1%, compared to the first quarter of 2023. Sales decreased at comparable stores by 10.2% during the first quarter of 2024 compared to the first quarter of 2023 principally due to a decrease in traffic.

Gross Profit

Gross profit decreased $5.2 million, or 8.0%, in the first quarter of 2024 compared to the first quarter of 2023. The gross margin rate was 65.8% for the first quarter of 2024, which represents a 160 basis point increase compared to the gross margin rate of 64.2% during the first quarter of 2023. The improvement in gross margin rate was primarily due to lower levels of international freight and decreases in product costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $3.4 million, or 5.5%, from $61.4 million in the first quarter of 2023 to $58.0 million in the first quarter of 2024. The decrease was due to a $2.9 million decrease in variable costs and a $1.0 million decrease in depreciation expense, which were partially offset by a $0.6 million increase in rent expense.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2024 and 2023 was $0.4 million and $0.8 million respectively. The decrease in the provision for income tax was due to a decrease in pretax income. The Company’s effective tax rate was 20.2% and 24.5% in the first quarter of 2024 and 2023, respectively. The decrease in the effective tax rate was largely due to an increase in the tax benefit associated with employee equity award vestings that occurred during the first quarter of 2024.

Capital Structure and Liquidity

As of March 31, 2024 the Company had no borrowings outstanding on its $75.0 million line of credit. Cash and cash equivalents increased $15.4 million from $8.6 million on December 31, 2023 to $24.0 million on March 31, 2024.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the first quarter of 2024 was $7.4 million compared with $10.3 million for the first quarter of 2023. See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
($ in thousands, unaudited)	March 31,
	2024	% of net sales	2023	% of net sales (1)
GAAP net income	$1,689	1.8%	$2,512	2.5%
Interest expense	166	0.2	798	0.8
Provision for income taxes	428	0.5	815	0.8
Depreciation and amortization	4,742	5.2	5,783	5.7
Stock-based compensation	392	0.4	405	0.4
Adjusted EBITDA	$7,417	8.1%	$10,313	10.1%

(1)	Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was 11.3% for the trailing twelve months as of the end of the first quarter in 2024 compared to 15.2% for the trailing twelve months as of the end of the first quarter in 2023. See the Pretax Return on Capital Employed calculation in the table below.

($ in thousands, unaudited)	March 31,
	2024(1)	2023(1)
Income from Operations (trailing twelve months)	$14,316	$21,998

Total Assets	322,685	346,695
Less: Accounts payable	(24,560)	(28,002)
Less: Income tax payable	(652)	(850)
Less: Other accrued liabilities	(31,865)	(37,696)
Less: Lease liability	(134,303)	(130,385)
Less: Other long-term liabilities	(4,720)	(4,623)
Capital Employed	$126,585	$145,139

Pretax Return on Capital Employed	11.3%	15.2%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates Pretax Return on Capital Employed by taking income (loss) from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, lease liability and other long-term liabilities. Other companies may calculate both Adjusted EBITDA and Pretax Return on Capital Employed differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes and for assessing the effectiveness of capital allocation over time. These measures are used in monthly financial reports prepared for management and the Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

WEBCAST AND CONFERENCE CALL

As announced on May 2, 2024, the Company will host a conference call via webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday, May 9, 2024. The call will be hosted by Cabell Lolmaugh, CEO, Mark Davis, CFO, and Ken Cooper, Investor Relations.

To participate in the live call, please pre-register here. All registrants will receive dial-in information and a unique PIN. A webcast of the call can be accessed by visiting the Company’s Investor Relations page at www.tileshop.com. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

The Company intends to use its website, investors.tileshop.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website under the heading News and Events. Accordingly, investors should monitor such portions of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Contact:

Investors and Media:

Mark Davis

Chief Financial Officer

investorrelations@tileshop.com

ABOUT THE TILE SHOP

Tile Shop Holdings, Inc. (Nasdaq: TTSH) is a leading specialty retailer of natural stone, man-made and luxury vinyl tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 142 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the Securities and Exchange Commission by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except per share data)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$24,027	$8,620
Receivables, net	3,935	2,882
Inventories	88,835	93,679
Income tax receivable	127	129
Other current assets, net	9,744	9,248
Total Current Assets	126,668	114,558
Property, plant and equipment, net	62,372	64,317
Right of use asset	128,976	129,092
Deferred tax assets	4,971	5,256
Other assets	2,935	3,449
Total Assets	$325,922	$316,672

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$24,263	$23,345
Income tax payable	1,275	1,135
Current portion of lease liability	28,084	27,265
Other accrued liabilities	34,061	27,000
Total Current Liabilities	87,683	78,745
Long-term debt, net	-	-
Long-term lease liability, net	111,911	112,697
Other long-term liabilities	5,024	5,543
Total Liabilities	204,618	196,985

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 44,593,602 and 44,510,779 shares, respectively	4	4
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in capital	128,798	128,861
Accumulated deficit	(7,420)	(9,109)
Accumulated other comprehensive loss	(78)	(69)
Total Stockholders' Equity	121,304	119,687
Total Liabilities and Stockholders' Equity	$325,922	$316,672

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net sales	$91,728	$102,019
Cost of sales	31,409	36,481
Gross profit	60,319	65,538
Selling, general and administrative expenses	58,036	61,413
Income from operations	2,283	4,125
Interest expense	(166)	(798)
Income before income taxes	2,117	3,327
Provision for income taxes	(428)	(815)
Net income	$1,689	$2,512

Income per common share:
Basic	$0.04	$0.06
Diluted	$0.04	$0.06

Weighted average shares outstanding:
Basic	43,570,745	43,237,856
Diluted	43,717,347	43,509,993

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Gross margin rate	65.8%	64.2%
SG&A expense rate	63.3%	60.2%
Income from operations margin rate	2.5%	4.0%
Adjusted EBITDA margin rate	8.1%	10.1%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Cash Flows From Operating Activities
Net income	$1,689	$2,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,742	5,783
Amortization of debt issuance costs	18	64
Loss on disposals of property, plant and equipment	40	7
Impairment charges	-	112
Non-cash lease expense	6,703	6,385
Stock based compensation	392	405
Deferred income taxes	285	593
Changes in operating assets and liabilities:
Receivables, net	(1,053)	(412)
Inventories	4,845	5,472
Other current assets, net	(1)	89
Accounts payable	800	2,125
Income tax receivable / payable	142	4,503
Accrued expenses and other liabilities	(13)	(1,816)
Net cash provided by operating activities	18,589	25,822
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(2,719)	(3,367)
Net cash used in investing activities	(2,719)	(3,367)
Cash Flows From Financing Activities
Payments of long-term debt	(10,000)	(30,400)
Advances on line of credit	10,000	10,000
Employee taxes paid for shares withheld	(455)	(427)
Net cash used in financing activities	(455)	(20,827)
Effect of exchange rate changes on cash	(8)	3
Net change in cash, cash equivalents and restricted cash	15,407	1,631
Cash, cash equivalents and restricted cash beginning of period	8,620	7,759
Cash, cash equivalents and restricted cash end of period	$24,027	$9,390

Cash and cash equivalents	$24,027	$8,624
Restricted cash	-	766
Cash, cash equivalents and restricted cash end of period	$24,027	$9,390

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$548	$646
Cash paid for interest	127	958
Cash paid (received) for income taxes, net	-	(4,280)